Exhibit 12.3

July 8, 2016

River Bancorp, Inc.

1 East Market Street

Martinsville, Virginia 24112

Re:	Agreement and Plan of Merger by and among
River Bancorp, Inc. and Blue Ridge Bankshares, Inc.

To the Boards of Directors:

We have acted as counsel to River Bancorp, Inc., a Virginia corporation (“RBI”), in connection with the Merger, as defined below and as described in and pursuant to the terms of the Agreement and Plan of Reorganization dated as of March 30, 2016 (the “Merger Agreement”) by and between RBI and Blue Ridge Bankshares, Inc., a Virginia corporation (“BRB”). The Merger Agreement provides for the merger of RBI with and into RBR, with RBR as the survivor (the “Merger”). As set forth in the Merger Agreement, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and intend for the Merger Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. This opinion is being delivered in connection with the preparation of BRB’s Offering Statement on Form 1-A that is being filed herewith (the “Offering Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933. This opinion is delivered to you pursuant to Item 17 of Form 1-A. All capitalized terms which are defined in the Merger Agreement shall have the same meanings when used herein, unless otherwise specified.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Merger Agreement, (ii) the Offering Statement, (iii) the letters of representation issued to us by RBI and BRB (the “Tax Representation Letters”), and (iv) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger was effected in accordance with the Merger Agreement, and (ii) the information set forth in the Offering Statement and the statements concerning the Merger in the Merger Agreement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

River Bancorp, Inc.

July 8, 2016

Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations through and as of the Effective Time. We have also assumed that any representations made in the Merger Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of RBI and BRB, or similarly qualified, are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification. Any material change in the facts referred to, set forth, or assumed herein, in the Merger Agreement or in the Tax Representation Letters could affect the conclusions stated herein.

In rendering our opinion, we have considered the applicable provisions of (i) the Internal Revenue Code of 1986, as amended and as in effect on the date hereof (the “Code”), and our interpretations of the Code, (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”), (iii) current administrative interpretations by the Internal Revenue Service (the “Service”) of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect), and such other authorities as we have considered relevant.

Based solely upon and subject to the foregoing, we are of the opinion that for U.S. federal income tax purposes the Merger will be treated as a tax-free “reorganization” within the meaning of section 368(a) of the Code and that RBI and BRB will each be a party to such “reorganization” within the meaning of section 368(b) of the Code. Accordingly, it is our opinion that:

a.	No gain or loss will be recognized for U.S. federal income tax purposes by an RBI shareholder upon the exchange of shares of RBI Common Stock solely for shares of BRB Common Stock, other than gain or loss, if any, recognized with respect to the cash received in lieu of the receipt of a fractional share of BRB Stock by an RBI shareholder, which will be taxed in the manner described in paragraph d. below.

b.	Gain (but not loss) will be recognized by an RBI shareholder who receives both shares of BRB Common Stock and cash (not including cash received in lieu of a fractional share) in exchange for shares of RBI Common Stock in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the BRB common stock and cash (not including cash received in lieu of a fractional share) received by the RBI Shareholder exceeds such RBI shareholder’s basis in his or her RBI Common Stock (excluding any basis allocable to a fractional share) and (ii) the amount of cash received (not including cash received in lieu of a fractional share) by such RBI shareholder.

River Bancorp, Inc.

July 8, 2016

c.	An RBI shareholder receiving only cash in exchange for his or her RBI Common Stock in the Merger, either because the shareholder receives only cash consideration in the Merger or as a result of the decision by such shareholder to exercise his or her statutory right to dissent in connection with the Merger, generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in his or her RBI Common Stock surrendered in the Merger.

d.	Cash, if any, received in lieu of the receipt of fractional shares by RBI shareholders will be treated for U.S. federal income tax purposes as if the fractional shares were distributed and then redeemed by BRB. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed. Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

e.	The basis of the BRB Common Stock (not including any basis allocable to any fractional share of BRB Common Stock, which is treated as issued in the Merger and immediately redeemed) that is received by an RBI shareholder in the Merger will equal the shareholder’s basis in the RBI Common Stock surrendered therefor, which will then be reduced by the cash (but not cash received in lieu of a fractional share), if any, received by the shareholder in the Merger and by the amount of basis allocated to any fractional share treated as distributed and redeemed, and then increased by the gain (regardless of whether such gain is treated as capital gain or a dividend, but not including any gain recognized with respect to the deemed redemption of a fractional share) recognized by such shareholder. Code Section 358(a)(1).

f.	The holding period of the BRB Common Stock received by an RBI shareholder will include the period during which such shareholder held the RBI Common Stock surrendered therefor, provided that the RBI Common Stock was a capital asset in the hands of such shareholder at the time of the Merger. Code Section 1223(1).

g.	No gain or loss will be recognized by RBI or BRB as a consequence of the Merger. Code Section 361(a).

The foregoing opinion reflects our best professional judgment as to certain of the factual income tax consequences of the proposed transaction to which the opinion relates. Our opinion is not binding on the Service or any other taxing authority. No assurance can be given that our opinion will not be challenged by the Service, or that any such challenge will not be successful.

This letter is furnished to you for use in connection with the Merger and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

River Bancorp, Inc.

July 8, 2016

Finally, you should be aware that (i) this opinion is limited to one or more U.S. federal income tax issues addressed in this opinion, (ii) additional issues may exist that could affect the U.S. federal income tax treatment of the transactions or matters that are the subject of this opinion and this opinion does not consider or provide a conclusion with respect to any additional issues, and (iii) with respect to any significant U.S. federal income tax issue outside the scope of this opinion, it was not written, and cannot be used by the taxpayer, for purposes of avoiding penalties that may imposed on the taxpayer.

Very truly yours,

/s/ BRYAN CAVE LLP

BRYAN CAVE LLP